EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-201049, 333-216135, 333-239459, 333-257392, and 333-280276) on Form S-8 of our reports dated March 2, 2026, with respect to the consolidated financial statements of Supernus Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Baltimore, Maryland
March 2, 2026